Exhibit 99.1

NEWS

TEAM, INC.	For immediate release
P. O. Box 123	contact: Ted W. Owen
Alvin, Texas 77512
(281) 331-6154

TEAM, INC. SIGNS DEFINITIVE AGREEMENT TO ACQUIRE CANADIAN INSPECTION GROUP

ALVIN, TX, May 14, 2007 — Team, Inc. (NASDAQ: TISI) today reported that it has executed a definitive agreement to purchase the stock of Aitec, Inc. and related companies (“Aitec”) for approximately US $32 million in cash. Aitec, headquartered near Toronto, is the second-largest provider of NDT inspection services in Canada and has 13 service locations across Canada, with its biggest operations in Alberta and Ontario. It is a significant strategic acquisition for Team, making Team the second-largest inspection service provider in Canada. Closing of the purchase is subject to the satisfactory completion of several activities and is expected to take place within the next several weeks.

For the twelve months ending March 2007, Aitec’s total Canadian revenues were approximately US $50 million, almost evenly attributable to Western and Eastern Canada. “We expect the acquisition to be immediately accretive to our annual earnings.” said Phil Hawk, Team’s Chairman and CEO. Financing for the transaction will be provided through a modification to Team’s senior credit facility. “We are able to use senior debt to finance this transaction because of our strong balance sheet and we will continue to have a low debt leverage ratio even after the transaction is completed,” said Hawk.

Team intends to add the service locations of the Aitec group to its TCM division, which provides inspection and heat treating services. Because Team does not currently provide any NDT inspection services within Canada, there is no service overlap between the companies. The newly acquired inspection services will be marketed under the Team Industrial Services brand name.

“We are very pleased that Aitec will be joining Team’s overall business. This gives us a significantly expanded overall market presence in Canada, where we had no previous inspection business,” said Phil Hawk, Team’s Chairman and CEO. “The big upside is the exciting future growth of all our service lines in Canada as we capitalize upon our much larger market presence there,” added Hawk. “After completion of this transaction, our pro-forma annual revenues attributable to Canada will be approximately US $75 million, or about 20% of our business.”

For its fiscal year ending May 31, 2007, Team expects its total revenues to be slightly over $300 million and expects its earnings to be $1.50 to $1.65 per diluted share.

About Team, Inc.

Headquartered in Alvin, Texas, Team, Inc. is a leading provider of specialty and construction services required in maintaining high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. The Company’s inspection services also serve a broader customer base that includes the aerospace and automotive industries. Team offers these services in over 70 locations throughout the United States, Aruba, Canada, Singapore, Trinidad and Venezuela. The Company licenses its proprietary techniques and materials to various companies outside the United States and receives royalties based upon revenues earned by its licensees. Team Inc. common stock is traded on the NASDAQ Global Select Market under the ticker symbol “TISI.”

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made every reasonable effort to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. However, a variety of factors could cause actual results to differ materially from those anticipated in any forward-looking information. Those factors include domestic and international economic activity, interest rates and market conditions for the Company’s customers and their levels of capital and maintenance expenditures, compliance with regulations and changes to regulations, general liability claims and legal proceedings, competition in the marketplace, ability to hire and retain a skilled technical workforce, ability to close and successfully integrate acquisition opportunities and arrange related financing, availability of attractive acquisitions, and the Company’s successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

For additional information, contact Philip J. Hawk or Ted W. Owen at (281) 331-6154